News From:


Stewart & Stevenson
Corporate Headquarters
P.O. Box 1637
Houston, TX  77251-1637




FOR IMMEDIATE RELEASE:


      STEWART & STEVENSON RECEIVES SECOND AWARD FOR US ARMY
         FAMILY OF MEDIUM TACTICAL VEHICLES (FMTV) TRUCKS



Houston, TX - October 16, 1998 - STEWART & STEVENSON SERVICES,
INC. (NASDAQ:SSSS), a leading manufacturer and distributor of industrial and energy related equipment, announced the award of a second multiyear contract to produce 2.5 and five ton trucks for
the U.S. Army.   The new contract valued at more than $1.4
billion provides for the production, through 2003, of approximately 9,000 trucks and 1,500 trailers, under a four year fixed, plus one option year contract.

"Stewart & Stevenson is proud to announce award of the next FMTV contract not only because it provides our Tactical Vehicle Systems division with stable long-term production but also because it represents months of hard work and commitment on the part of the Army, Stewart & Stevenson and FMTV suppliers to guarantee our soldiers have the world's most capable tactical truck," said Robert L. Hargrave, Stewart & Stevenson's Chief Executive Officer.

Award of the rebuy contract follows an extensive test program on the FMTV powertrain during which six vehicles were driven for a total of 72,000 miles in demanding on-road and off-road conditions. Working in partnership with the Army FMTV Program Management office and the FMTV Industry Team, Stewart & Stevenson will upgrade existing and new production FMTVs with a new flywheel housing and driveshaft to improve on-highway reliability. Other improvements on the new truck (A1 model) include an environmentally compliant engine, enhanced transmission, antilock brakes and a new electronic databus.

The A1 Model FMTV will undergo Production Verification Tests scheduled to begin in November 1998 and complete by May 1999.
Immediately following completion of testing, Stewart & Stevenson will receive full production release.

Tactical Vehicle Systems Senior Vice President, C. LaRoy
Hammer said: "The FMTV is the most rigorously tested truck in the history of the U.S. military. The truck has proven to be effective and reliable in every mission profile."

The FMTV is the backbone for tactical maneuver and logistics from platoon through division level in all units, performing more than 55 percent of the Army's local and line haul mobility and resupply missions. The 2.5-ton version is available in cargo and van versions and the 5-ton truck comes in cargo, dump, tanker, long haul tractor, wrecker and material handling variants. The FMTV trailer complements most variants.

The U.S. Army's total FMTV requirement  is approximately
85,000 trucks. Stewart & Stevenson currently is producing the last of 10,843 trucks under the first FMTV multiyear contract awarded in 1991 for $1.2 billion.



Contact: David R. Stewart, Treasurer
Phone:   713-868-7657
Fax:     713-863-1519
HTTP:    //www.ssss.com



This report contains forward-looking information. The forward-looking statements, including without limitation statements relating to the Company's performance and industry conditions for the year, are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors described herein and in the Company's Annual Report and Form 10-K filed with the Securities and Exchange Commission for the year ended January 31, 1998. There can be no assurance that anticipated developments will occur.